For Immediate Release	Contact: Stephen Evans
August 17, 2012	Phone: 214.871.0400
Email: stephen@xbres.com

CROSS BORDER RESOURCES ANNOUNCES SALE OF WOLFBERRY ASSETS, PROVIDES OPERATIONAL UPDATE

SAN ANTONIO, TX -- Cross Border Resources, Inc. (XBOR.OB) (the “Company” or "Cross Border"), a San Antonio-based oil and gas exploration and production company, recently entered into a purchase and sale agreement (“PSA”) with Big Star Oil and Gas, LLC (“Big Star”). Under the PSA, Big Star paid Cross Border $2.25 million in cash for all of Cross Border’s Wolfberry assets located in the Texas counties of Dawson, Howard, Martin and Borden.

Additionally, the Company is providing an update on its current operations.

“We are placing a greater focus on each of Cross Border’s producing properties,” said Earl Sebring, the Company’s interim President. “We recently re-established production at the Lusk 33#6, which was previously suspended due to mechanical failure and neglect. Additionally, we are addressing problems in the Tom Tom/Tomahawk area, where we have plans to do substantial work.”

Cross Border management is in the process of submitting a plan to the Bureau of Land Management to remedy the agency’s concerns related to prior operator neglect in the Tom Tom/Tomahawk area. Cross Border sees significant production potential and has already identified eight existing wellbores where log analysis indicates the existence of unperforated pay intervals, which are productive zones in offset wells.

“We believe these targeted zones may have substantial oil production potential in each recompletion,” Sebring noted, “and there are additional areas we are studying which we believe may have similar production results. While the work is complex, we believe this field has the potential for infill drilling and workovers in existing wellbores. The potential for water flood will also be evaluated, which could significantly improve production.”

In addition to the Tom Tom/Tomahawk area, potential near-term production increases could come at the north end of the Turkey Track field and the east end of the Lusk field in the 2nd Bone Spring formation with infill development wells being drilled in both areas. Additional drilling potential exists in the Avalon, Brushy Canyon, and Cherry Canyon reservoirs in the Lusk field area.

“Since reconstituting the Board and bringing on Earl to oversee the company, we have focused on identifying asset areas that allow us to increase production and grow reserves,” said Alan Barksdale, chairman of the Company’s Board of Directors. “By selling the Wolfberry assets, we are able to reinvest this capital to more productive asset areas. We are very excited about the future of the Cross Border assets and believe we can develop a multi-year plan to demonstrate reserve and production growth on our operated and non-operated properties. We are participating in multiple horizontal wells in the Bone Springs and Yeso with significant potential, while focusing on the low-hanging fruit in the Tom Tom/Tomahawk area. We believe this balanced approach allows Earl and his team to quickly move forward and bring additional revenue to the company.”

The following chart provides a well-by-well update on Cross Border’s Permian Basin drilling activity:

WELL NAME	COUNTY	OPERATOR	FORMATION	WORKING INTEREST	STATUS
Ocelot 34 Fed Com #1H	Lea, NM	Mewbourne	2nd Bone Spring (Lusk)	12.55%	Producing 194 BOEPD Gross (166 BOPD)
Fecta 33 Fed Com #1H	Lea, NM	Occidental	2nd Bone Spring (Lusk)	12.50%	221 BOPD Flowing Per Day - Venting Gas
Holliday 1H	Eddy, NM	Marshall & Winston	Yeso - Horizontal	6.25%	60 BOPD 7/17/12
Zircon "2" LI St #1H	Eddy, NM	Mewbourne	2nd Bone Spring Turkey Track	12.50%	443 BOEPD (433 BOPD) July 3, 2012
Roo 22 St. #3	Eddy, NM	Occidental	Yeso New Well	3.13%	IP 118 BOPD & 149 MCF
Roo 22 St. #4	Eddy, NM	Occidental	Yeso New Well	3.13%	IP 18 BOPD & 46 MCF
Roo 22 St. #5	Eddy, NM	Occidental	Yeso New Well	3.13%	IP 70 BOPD & 43 MCF
Roo 22 St. #1	Eddy, NM	Occidental	Yeso	3.13%	Drilling 2259 August 6th, 2012
Roo 22 St. #2	Eddy, NM	Occidental	Yeso	3.13%	At TD August 6th, 2012
Roo 22 St. #6	Eddy, NM	Occidental	Yeso	3.13%	Running Casing
Roo 22 St. #7	Eddy, NM	Oxy USA	Yeso New Well	3.13%	IP 133 BO & 200 MCF
Roo 22 St. #8	Eddy, NM	Oxy USA	Yeso New Well	3.13%	IP 155 BO & 153 MCF
Bradley 30 #2H	Eddy, NM	Mewbourne	2nd Bone Spring Turkey Track	6.25%	Flowing 8/7/12 440 BOEPD ( 353 BOPD & 524 MCF) 07/20/12
Bradley 29 #3H	Eddy, NM	Mewbourne	2nd Bone Spring Turkey Track	6.25%	485 BOEPD (399 BOPD & 521 MCF) 7/6/12
Lusk SE Fed 33 #2H	Lea, NM	Cimarex	2nd Bone Spring (Lusk)	37.50%	432 BOEPD (377 BOPD) July 16, 2012 LTR of Remittance
Lusk SE Fed 33 #3H	Lea, NM	Cimarex	2nd Bone Spring (Lusk)	37.50%	480 BOEPD (406 BOPD) July 16, 2012 LTR of Remittance
Fecta 33 Fed Com #2H	Lea, NM	Oxy	2nd Bone Spring (Lusk)	12.50%	Drilling as of 8/6/12
SE Lusk 28 #1	Lea, NM	Apache	2nd Bone Spring (Lusk - Vertical)	43.75%	Average 151 BOPD Production Constrained by Storage Note: Vertical
SE Lusk 34 #1H	Lea, NM	Apache	2nd Bone Spring (Lusk)	43.75%	Signed AFE Infill Development Well
SE Lusk 34 #2H	Lea, NM	Apache	2nd Bone Spring (Lusk)	43.75%	Signed AFE Infill Development Well
Grave Digger #5H	Eddy, NM	Concho	Yeso Horizontal	5.60%	Signed AFE Infill Development Well
Burkett	Eddy, NM	Concho	Yeso Vertical	6.25%	Signed AFE Infill Development Well
Bradley 30 #3H	Eddy, NM	Mewbourne	2nd Bone Spring Horizontal	6.25%	Signed AFE Infill Development Well
Zircon 2 EH State 1H	Eddy, NM	Mewbourne	2nd Bone Spring	12.50%	Signed AFE Development Well

About Cross Border Resources

Information about the Company is available on its website, www.xbres.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information risks for the Company can be found in the Company's filings with the U.S. Securities and Exchange Commission.

Contact:

Stephen Evans, Cross Border Resources, Inc.

Phone: 214.871.0400

Email: stephen@xbres.com